UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*




                           eHi CAR SERVICES LIMITED
-------------------------------------------------------------------------------
                                (Name of Issuer)



                 Class A common shares, par value US$0.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    26853A100**
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2018
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**CUSIP represents American Depositary Shares, each representing two Class A common shares.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,747,581*
*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,747,581*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           9,747,581*



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           11.6 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------
*Represents 9,081,665 Class B common shares and 332,958 American Depositary Shares. Each Class B common share is convertible at the option of the holder into one Class A common share and each American Depositary Share represents two Class A common shares.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 9,747,581 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS Group, without giving effect to the conversion of any other outstanding shares of Class B common shares.
With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,747,581*
*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,747,581*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           9,747,581*



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           11.6 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-IA

------------------------------------------------------------------------------
*Represents 9,081,665 Class B common shares and 332,958 American Depositary Shares. Each Class B common share is convertible at the option of the holder into one Class A common share and each American Depositary Share represents two Class A common shares.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 9,747,581 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GOLDMAN SACHS & CO. LLC, without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,239,239*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,239,239*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,239,239*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.4 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*Represents 4,239,239 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 4,239,239 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAPITAL PARTNERS VI FUND, L.P., without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,526,047*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,526,047*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           3,526,047*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*Represents 3,526,047 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 3,526,047 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               150,665*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               150,665*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           150,665*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*Represents 150,665 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 150,665 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAPITAL PARTNERS VI GMBH & CO. KG. without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
*Represents 1,165,714 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAPITAL PARTNERS VI PARALLEL, L.P. without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,239,239*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,239,239*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,239,239*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.4 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 4,239,239 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 4,239,239 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GSCP VI ADVISORS, L.L.C. without giving effect to the conversion of any other outstanding shares of Class B common shares.
With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,526,047*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,526,047*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           3,526,047*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 3,526,047 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 3,526,047 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GSCP VI OFFSHORE ADVISORS, L.L.C. without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 1,165,714 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS ADVISORS VI, L.L.C. without giving effect to the conversion of any other outstanding shares of Class B common shares.
With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               150,665*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               150,665*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           150,665*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 150,665 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 150,665 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GOLDMAN, SACHS MANAGEMENT GP GMBH without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX S.A.R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,915,951*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,915,951*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,915,951*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.6 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 7,915,951 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 7,915,951 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAR RENTAL LUX S.A.R.L. without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX II S.A.R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,915,951*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,915,951*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,915,951*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.6 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 7,915,951 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 7,915,951 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAR RENTAL LUX II S.A.R.L. without giving effect to the conversion of any other outstanding shares of Class B common shares.With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL HK LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,915,951*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,915,951*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,915,951*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.6 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 7,915,951 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 7,915,951 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAR RENTAL HK LIMITED without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX PARALLEL S.A.R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 1,165,714 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAR RENTAL LUX PARALLEL S.A.R.L. without giving effect to the conversion of any other outstanding shares of Class B common shares.With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL LUX PARALLEL II S.A.R.L.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Luxembourg

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 1,165,714 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAR RENTAL LUX PARALLEL II S.A.R.L. without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

-----------------------
  CUSIP No. 26853A100                  13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAR RENTAL HK PARALLEL LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,165,714*
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,165,714*

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,165,714*


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.5 %**


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
*Represents 1,165,714 Class B common shares. Each Class B common share is convertible at the option of the holder into one Class A common share.

**The percentage is calculated based upon 74,279,018 shares of Class A common shares outstanding as of October 31, 2018, as reported in the Issuer's proxy statement, filed under cover of Form 6-K for the month of December 2018, and the 1,165,714 shares of Class A common shares deemed to be beneficially owned directly or indirectly by GS CAR RENTAL HK PARALLEL LIMITED without giving effect to the conversion of any other outstanding shares of Class B common shares. With respect to matters upon which the Issuer's stockholders are entitled to vote, the holders of Class A common shares and Class B common shares vote together as a single class, and each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

Item 1(a).         Name of Issuer:
                   eHi CAR SERVICES LIMITED

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Unit 12/F, Building No. 5, Guosheng Center
                   388 Daduhe Road
                   Shanghai, 200062
                   People's Republic of China



Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS ADVISORS VI, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   GS CAR RENTAL LUX S.A.R.L.
                   GS CAR RENTAL LUX II S.A.R.L.
                   GS CAR RENTAL HK LIMITED
                   GS CAR RENTAL LUX PARALLEL S.A.R.L.
                   GS CAR RENTAL LUX PARALLEL II S.A.R.L.
                   GS CAR RENTAL HK PARALLEL LIMITED

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc.;
                   Goldman Sachs & Co. LLC;
                   GS CAPITAL PARTNERS VI FUND, L.P.;
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.;
                   GS CAPITAL PARTNERS VI GMBH & CO. KG;
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.;
                   GSCP VI ADVISORS, L.L.C.;
                   GSCP VI OFFSHORE ADVISORS, L.L.C.;
                   GS ADVISORS VI, L.L.C.;
                   GOLDMAN, SACHS MANAGEMENT GP GMBH:

                   200 West Street
                   New York, NY 10282

                   GS CAR RENTAL LUX S.A R.L.;
                   GS CAR RENTAL LUX II S.A R.L.;
                   GS CAR RENTAL LUX PARALLEL S.A R.L.;
                   GS CAR RENTAL LUX PARALLEL II S.A R.L.:

                   2 Rue du Fosse
                   Luxembourg L-1536
                   LUX

                   GS CAR RENTAL HK LIMITED;
                   GS CAR RENTAL HK PARALLEL LIMITED:

                   Cheung Kong Center, 68th Floor
                   2 Queen's Road Central
                   Hong Kong
                   HKG




Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GS ADVISORS VI, L.L.C. - Delaware
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
                   GS CAR RENTAL LUX S.A.R.L. - Luxembourg
                   GS CAR RENTAL LUX II S.A.R.L. - Luxembourg
                   GS CAR RENTAL HK LIMITED - Hong Kong
                   GS CAR RENTAL LUX PARALLEL S.A.R.L. - Luxembourg
                   GS CAR RENTAL LUX PARALLEL II S.A.R.L. - Luxembourg
                   GS CAR RENTAL HK PARALLEL LIMITED - Hong Kong

Item 2(d).         Title of Class of Securities:
                   Class A common shares, par value US$0.001 per share

Item 2(e).         CUSIP Number:
                   26853A100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2019

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX II S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL HK LIMITED

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL II S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL HK PARALLEL LIMITED

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.5          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.9          Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.10         Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.11         Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.
  99.12         Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.13         Power of Attorney, relating to
                GS CAR RENTAL LUX S.A.R.L.
  99.14         Power of Attorney, relating to
                GS CAR RENTAL LUX II S.A.R.L.
  99.15         Power of Attorney, relating to
                GS CAR RENTAL HK LIMITED
  99.16         Power of Attorney, relating to
                GS CAR RENTAL LUX PARALLEL S.A.R.L.
  99.17         Power of Attorney, relating to
                GS CAR RENTAL LUX PARALLEL II S.A.R.L.
  99.18         Power of Attorney, relating to
                GS CAR RENTAL HK PARALLEL LIMITED

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A common shares, par value US$0.001 per share, of eHi CAR SERVICES LIMITED and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 13, 2019

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX II S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL HK LIMITED

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL LUX PARALLEL II S.A.R.L.

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

             GS CAR RENTAL HK PARALLEL LIMITED

             By:/s/  Eddie Arhagba
              ----------------------------------------
             Name:   Eddie Arhagba
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                             ITEM 7 INFORMATION

The securities being reported on by THE GOLDMAN SACHS GROUP, INC.("GS Group"), as a parent holding company, are owned indirectly by GS CAPITAL PARTNERS VI FUND, L.P., GS CAPITAL PARTNERS VI INSTITUTIONAL, L.P, each a Delaware limited partnership, GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P., a Cayman Islands exempted limited partnership, and GS CAPITAL PARTNERS VI GMBH & CO. KG, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by GOLDMAN SACHS & CO. LLC("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities. In addition, the Investing Entities hold their interests indirectly through GS Car Rental Lux S.A.R.L., GS
CAR RENTAL LUX II S.A.R.L., GS LUX PARALLEL S.A.R.L., and GS CAR RENTAL
LUX PARALLEL II S.A.R.L. (the "Intermediate Investing Entities") The Intermediate Investing Entities hold their interests indirectly through GS CAR RENTAL HK LIMITED and GS CAR RENTAL HK PARALLEL LIMITED.

                                                                  EXHIBIT (99.3)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Jose Canas, Abdul Khayum, Jerry Li and Rachel Fraizer, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2020 unless earlier revoked by written instrument, or in the event am Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2020, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on June 26, 2017.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 19, 2018.

THE GOLDMAN SACHS GROUP, INC.

By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                 EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Jose Canas, Abdul Khayum, Jerry Li and Rachel Fraizer acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation

13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one ofits authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2020 unless earlier revoked by written instrument, or in the event am Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2020, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Eddie Arhagba, Jose Canas, Abdul Khayum, and Jerry Li on June 26, 2017.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 19, 2018

GOLDMAN SACHS & CO. LLC

By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                 EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI FUND, L.P.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI GMBH & CO. KG
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS Advisors VI, L.L.C., its Managing Limited Partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.8)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI PARALLEL, L.P.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GSCP VI ADVISORS, L.L.C.

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.10)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSCP VI OFFSHORE ADVISORS, L.L.C.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GSCP VI OFFSHORE ADVISORS, L.L.C.

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.11)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation
13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GS ADVISORS VI, L.L.C.

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                EXHIBIT (99.12)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN, SACHS MANAGEMENT GP GMBH
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GOLDMAN, SACHS MANAGEMENT GP GMBH

By: /s/  Laurie Schmidt
____________________________
Name:  Laurie Schmidt
Title: Managing Director

By: /s/  Michael Schramm
____________________________
Name:  Michael Schramm
Title: Managing Director

                                                                EXHIBIT (99.13)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAR RENTAL LUX S.A R.L. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-
fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by theCompany under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17, 2018.


GS CAR RENTAL LUX S.A R.L.

By: /s/  Sam Agnew
____________________________
Name:  Sam Agnew
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.14)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GS CAR RENTAL LUX II S.A R.L. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17, 2018.

GS CAR RENTAL LUX II S.A R.L.

By: /s/  Sam Agnew
____________________________
Name:  Sam Agnew
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.15)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAR RENTAL HK LIMITED (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GS CAR RENTAL HK LIMITED

By: /s/  Sam Agnew
____________________________
Name:  Sam Agnew
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.16)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GS CAR RENTAL LUX PARALLEL S.A R.L.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17, 2018.

GS CAR RENTAL LUX PARALLEL S.A R.L.

By: /s/  Sam Agnew
____________________________
Name:  Sam Agnew
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.17)


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GS CAR RENTAL LUX PARALLEL II S.A R.L. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17, 2018.

GS CAR RENTAL LUX PARALLEL II S.A R.L.

By: /s/  Sam Agnew
____________________________
Name:  Sam Agnew
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.18)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAR RENTAL HK PARALLEL LIMITED
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 17th, 2018.


GS CAR RENTAL HK PARALLEL LIMITED

By: /s/  Sam Agnew
____________________________
Name:  Sam Agnew
Title: Authorized Signatory, Managing Director